EXHIBIT 99.1

Shenandoah Telecommunications Company Announces Resignation of Chief Financial Officer James Woodward

EDINBURG, Va., April 23, 2019 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (NASDAQ:SHEN) announced today that Senior Vice President-Finance and Chief Financial Officer James F. Woodward will be resigning from the Company, having successfully completed the reorganization of the finance function and strengthening of the Company’s financial reporting procedures and processes.  His departure is not based on any disagreement with the Company’s accounting principles, practices or financial statement disclosures.  Mr. Woodward will remain in his position until June 28, 2019 to assist in the orderly transition of his responsibilities.

Mr. Woodward joined Shentel in 2017, following a period of rapid growth for the Company.  During his tenure, Mr. Woodward led the successful reorganization of the finance and accounting department and the strengthening of the Company’s financial reporting processes and procedures.  He leaves Shentel in a strong financial position, having renegotiated the Company’s credit agreement, resulting in reductions to interest expense and more favorable amortization and maturities.

“On behalf of the Board of Directors and executive team at Shentel, I would like to thank Jim for his contribution and leadership at the Company.  His depth of public company experience and expertise as a seasoned senior executive were a welcome addition to the senior leadership team,” said President and CEO Christopher E. French.  “Jim’s insight and guidance has helped us develop a robust financial organization capable of supporting our organization’s continued growth.”

Mr. Woodward commented, "I have enjoyed working with the Shentel team. With the support of the Board and the many talented people at Shentel, we were able to accomplish our goals of strengthening the balance sheet, the finance and accounting department and our quarterly and annual reporting practices.  Shentel is well positioned to continue to grow and prosper."

Shentel has retained a leading executive search firm to conduct an open and comprehensive search for Mr. Woodward’s replacement.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified telecommunications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

For further information, please contact Christopher E. French at 540-984-4141.

John Nesbett/Jennifer Belodeau
IMS Investor Relations
(203)972-9200
jnesbett@institutionalms.com